Exhibit 3.1

BEACON TOPCO, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Beacon Topco, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), hereby certifies as follows:

1.	The present name of the corporation is Beacon Topco, Inc. The date of the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware was September 24, 2025.

2.	This Amended and Restated Certificate of Incorporation (as may be amended and/or restated from time to time, this “Amended and Restated Certificate of Incorporation”), which restates, integrates and further amends the Original Certificate of Incorporation, has been duly adopted by the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”), and has been adopted by the requisite approval of the stockholders of the Corporation.

3.	This Amended and Restated Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 29, 2025, by and among Barinthus Biotherapeutics plc, a public limited company organized under the Laws of England and Wales, the Corporation, Cdog Merger Sub, Inc., a Delaware corporation, and Clywedog Therapeutics, Inc., a Delaware corporation.

4.	The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

First: The name of the corporation is Beacon Topco, Inc..

Second: The address of the corporation’s registered office in the State of Delaware is 838 Walker Road, Suite 21-2, City of Dover, County of Kent, 19904. The name of the corporation’s registered agent at such address is Registered Agent Solutions, Inc..

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

Fourth: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 21,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”). The number of authorized shares of any of the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock voting separately as a class shall be required therefor.

A.                  Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

1.                   Voting. Except as otherwise provided by law or by this Amended and Restated Certificate of Incorporation, the holders of outstanding shares of Common Stock shall have one vote for each share of Common Stock held of record by such holder as of the applicable record date on any matter that is properly submitted to the stockholders of the Corporation, including the election or removal of directors.

2.                   Dividends. Holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor.

3.                   Liquidation. Holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(3) above, shall not be deemed to be occasioned by or to include any consolidation, conversion or merger of the Corporation with or into any other person or a sale, lease, exclusive license, exchange, conveyance or other disposition of all or a part of its assets.

Fifth: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A.                  General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by this Amended and Restated Certificate of Incorporation or the DGCL.

B.                  Number of Directors; Election of Directors. The number of directors of the Corporation as of the date of this Amended and Restated Certificate of Incorporation shall be two and, thereafter, shall exclusively be fixed from time to time by resolution of the majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” means the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. There shall be no cumulative voting in the election of directors.

C.                  Classes of Directors. The Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the Whole Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

D.                  Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of such director’s successor and be subject to such director’s earlier death, disqualification, resignation or removal.

E.                   Newly Created Directorships and Vacancies. Any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any increase or decrease in the number of directors shall be apportioned among the classes of the Board so as to maintain the number of directors in each class as nearly equal as possible. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class to which such director shall have been appointed or assigned, and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation or removal.

F.                   Removal. Any director or the entire Board may be removed from office at any time, but only for cause (so long as the Board is classified) and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

G.                  Committees. Pursuant to the Amended and Restated Bylaws of the Corporation, as the same may be amended and restated from time to time (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

H.                  Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Sixth: Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

Seventh:

A.                  Directors. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of such Director’s fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.                  Officers. To the fullest extent permitted by the DGCL, as the same exists or may thereafter be amended from time to time, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of such Officer’s fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this SEVENTH, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service by the delivery of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

C.                  Amendment or Modification. Any amendment, repeal or modification of this SEVENTH or any amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director or Officer, as applicable, at the time of such amendment, repeal or modification. Without limiting the effect of the first sentences of Article SEVENTH Section A and Section B, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer to the Corporation shall be automatically eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Eighth: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification or advancement of expenses) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal or modification of the foregoing provisions of this Article EIGHTH shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

Ninth: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders called in accordance with the Bylaws and may not be effected by consent in lieu of a meeting of stockholders.

Tenth: Except as otherwise required by law, special meetings of stockholders for any purpose or purposes may be called at any time by the majority of the Whole Board, the Chair of the Board or the Chief Executive Officer of the Corporation and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice for such meeting.

Eleventh: If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article ELEVENTH. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of any class or series of the outstanding shares of the capital stock of the Corporation required by law, by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2∕3% in voting power of the outstanding shares of the capital stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article TWELFTH, Article THIRTEENTH, and this sentence of this Amended and Restated Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Amended and Restated Certificate of Incorporation).

Twelfth: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Whole Board without any action on the part of the stockholders. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of any class or series of the outstanding shares of the capital stock of the Corporation required by law, by this Amended and Restated Certificate of Incorporation, the stockholders may also amend, alter or repeal the Bylaws or adopt new bylaws by the affirmative vote of the holders of at least 66 2∕3% in voting power of the outstanding shares of the capital stock of the Corporation entitled to vote thereon.

Thirteenth:

A.                  Forum Selection.

(a)                 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if the Court of Chancery does not have jurisdiction, the state or federal courts in the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws, (4) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation governed by the internal affairs doctrine, or (5) any action as to which the DGCL confers jurisdiction on the Court of Chancery, except for any action asserted to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal jurisdiction.

(b)                 Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

B.                  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

C.                  Personal Jurisdiction. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the applicable state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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IN WITNESS WHEREOF, Beacon Topco, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer on this 8th day of September, 2026.

Beacon Topco, Inc.

By:	/s/ William Enright

Name: William Enright

Title: Chief Executive Officer